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                                                                    Exhibit 3.04


                           CERTIFICATE OF AMENDMENT TO

               CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWERS,
         PREFERENCES AND RIGHTS OF THE SERIES OF THE PREFERRED STOCK OF

                           I.C. ISAACS & COMPANY, INC.

               DESIGNATED AS SERIES A CONVERTIBLE PREFERRED STOCK


     I.C. Isaacs & Company, Inc. (the "CORPORATION"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

     FIRST:  The name of the Corporation is I.C. Isaacs & Company, Inc.

     SECOND: The Corporation desires to amend its Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") by amending certain provisions contained in the Certificate of Designation (the "CERTIFICATE OF DESIGNATION") relating to the Series A Convertible Preferred Stock of the Corporation and filed with the Secretary of State of the State of Delaware on November 5, 1999.

     THIRD: The following resolutions were duly adopted by the Board of Directors of the Corporation on March 23, 2001, in accordance with the provisions of Sections 151 and 242 of the DGCL and pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation. Pursuant to such resolutions, the Certificate of Designation is hereby amended, from and after the date of acceptance of this Certificate of Amendment by the Secretary of State of the State of Delaware, as follows:

          WHEREAS, under Article Fourth of the Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") of the Corporation, the Board of Directors of the Corporation is permitted to authorize the issuance of one or more classes of its preferred stock with the designations, preferences, and relative participating, optional, or other rights and qualifications, limitations, or restrictions as may be fixed by the Board of Directors, and to amend the same; and

          WHEREAS, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation duly adopted on November 1, 1999 a resolution providing for the establishment and issuance of a series of preferred stock to be designated "Series A Convertible Preferred Stock" (the "PREFERRED STOCK") to consist of 3,300,000 shares, and having such preferences and rights as are set


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     forth in the Certificate of Designation (the "CERTIFICATE OF DESIGNATION")
     filed with the Secretary of State of the State of Delaware on November 5, 1999; and

          WHEREAS, the directors deem it fair, advisable and in the best interests of the Corporation and its stockholders to amend the terms of the Preferred Stock as set forth in the Certificate of Designation as follows:

          RESOLVED, that the Certificate of Designation shall be amended as follows:

               A. Resolution Paragraph 2 shall be amended and restated in its entirety to read as follows:

               (2) Until and including December 31, 2002, the Corporation may redeem the Preferred Stock, at any time and from time to time, in whole or in part, and at its sole option. Upon any such redemption, the Corporation shall pay a redemption price calculated as follows:

                    (a) Until and including June 30, 2002, the redemption price shall be equal to the product of (1) $1.00 multiplied by (2) the number of shares of Preferred Stock being redeemed.

                    (b) From July 1, 2002 until and including December 31, 2002, the redemption price shall be the GREATER of:

                        (1) the product of (a) $1.00 multiplied by (b) the number of shares of Preferred Stock being redeemed;

                        OR

                        (2) the product of (x) the Market Value (as defined herein) multiplied by (y) the number of shares of Common Stock which the holder of such Preferred Stock would have held had the shares of Preferred Stock to be redeemed been converted pursuant to Paragraph 3(b) hereof immediately prior to such redemption.

               For purposes of this Paragraph 2 only, "Market Value" shall mean the last reported sale price per share of Common Stock on the Trading Day immediately prior to the date of such redemption, or, in case no such sale takes place on such date, the average of the closing bid and asked prices in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq National Market, or if the Common Stock is not so listed or admitted to trading or included for quotation, the last quoted price, or if the Common Stock is not so quoted, the average of the high bid and low asked prices in the


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               over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices, as furnished by a professional market maker making a market in the Common Stock as selected in good faith by the Board of Directors of the Corporation and the holder of the Preferred Stock being redeemed, by mutual agreement, or by such other source or sources as shall be selected in good faith by the Board of Directors of the Corporation and the holder of the Preferred Stock being redeemed, by mutual agreement. As used herein the term "Trading Day" shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq National Market, any business day. If, as of the date of redemption the Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Market Value shall be the appraised fair market value as of the Trading Day immediately prior to the redemption date, as determined by an independent appraiser of recognized standing and appraisal method selected by mutual agreement of the Corporation and the holder of the Preferred Stock being redeemed on such date.

               B. Resolution Paragraph 3 shall be amended and restated in its entirety to read as follows:

               (3) During the period beginning on January 1, 2003 and ending on December 31, 2006 (the "CONVERSION PERIOD"), any shares of Preferred Stock which have not been redeemed pursuant to Paragraph 2 hereof shall be convertible, in whole as to all of such shares but not in part, at the option of the holder thereof, into EITHER:

                    (a) A promissory note of the Corporation in a principal
               amount equal to the product of (1) $1.00 multiplied by (2) the total number of shares of Preferred Stock so converted, with interest thereafter at an annual rate of interest of 12%, pursuant to which the Corporation shall make two (2) consecutive quarterly payments of accrued interest only beginning on the date that is three (3) months after the date of such conversion, and shall make four (4) consecutive equal quarterly installments of principal and interest beginning on the date that is nine (9) months after the date of such conversion;

                    OR

                    (b) An equal number of fully paid and nonassessable shares of common stock of the Corporation, par value $0.0001 per share (the


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               "COMMON STOCK") (such exchange amount, the "CONVERSION RATIO").
               The Common Stock issuable upon conversion of the shares of Preferred Stock, when such Common Stock shall be issued in accordance with the terms thereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and nonassessable Common Stock held by the holders thereof.

                    (1) In order to convert shares of Preferred Stock into shares of Common Stock pursuant to Paragraph 3(b) above, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or to the transfer agent for the Preferred Stock or the Common Stock, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names in which the certificate or certificates for Common Stock should be issued.

                    (2) No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. Any fractional shares of Common Stock resulting from conversion of Preferred Stock shall be rounded down to the nearest whole share.

                    (3) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Preferred Stock for conversion at the office of the Corporation or the transfer agent for the Preferred Stock or the Common Stock, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which it shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation. At the time the conversion is deemed to have occurred, the rights of the holders of the shares of Preferred Stock shall cease except for the right to receive such shares of Common Stock.

                    (4) If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or combined into a smaller number of shares, or a dividend or other distribution in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the


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                    number of shares of Common Stock issuable upon the
                    conversion or exchange of such securities shall be deemed to have been distributed), shall be paid in respect of the Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately adjusted so that the holders of shares of Preferred Stock shall have the right to convert such shares of Preferred Stock into the number of shares of Common Stock which they would have owned after the event had such shares of Preferred Stock been converted immediately before the happening of such event. Any adjustment to the Conversion Ratio under this Paragraph 3(b)(4) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

                    (5) In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value), or the consolidation or merger of the Corporation with or into another Person (collectively referred to hereinafter as a "REORGANIZATION"), the holders of the Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Preferred Stock pursuant to Paragraph 3(b) above, the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Common Stock of the Corporation which such holder would have owned had such shares of Preferred Stock been converted immediately before such Reorganization (based on the Conversion Ratio then in effect) would have been entitled to receive with respect to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares, other securities or property thereafter receivable upon conversion of the Preferred Stock. The provisions of this Paragraph 3(b)(5) shall similarly apply to successive Reorganizations.

                    (6) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common


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                    Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Corporation with another corporation where the Corporation is not the surviving corporation, effective provisions shall be made in the certificate or articles of incorporation, merger, or consolidation, or otherwise of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of common stock or other securities or property to provide for the conversion of the Preferred Stock in accordance with the provisions of this Paragraph 3(b).

                    (c) No conversion rights shall attach to the Preferred Stock after the expiration of the Conversion Period. Upon liquidation of the Corporation, the right of conversion shall terminate as of the close of business on the day fixed for payment of the liquidation preference payable with respect to the Preferred Stock pursuant to Paragraph 4 hereof.



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     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Robert J. Arnot, its President and Chief Executive Officer, this 15th day of March, 2001.

                                         I.C. Isaacs & Company, Inc.


                                         By:  /S/  ROBERT J. ARNOT
                                              ----------------------------------
                                              Robert J. Arnot, President and CEO




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